Exhibit (g)(2)

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

INVESTMENT ADVISORY AGREEMENT

AMENDED AND RESTATED AS OF APRIL 3, 2009

AGREEMENT amended and restated as of April 3, 2009, among Aberdeen Asia-Pacific Income Fund, Inc. (the “Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and Aberdeen Asset Management Asia Limited, a Singapore corporation (“AAMAL” or the “Investment Manager”), and Aberdeen Asset Management Limited, a New South Wales, Australia corporation (the “Investment Adviser”).

WHEREAS, the Fund is a closed-end management investment company;

WHEREAS, the Fund engages in the business of investing and reinvesting its assets in the manner and in accordance with its stated investment objectives and restrictions;

WHEREAS, the Fund (then known as The First Australia Prime Income Fund, Inc.) entered into a management agreement dated December 22, 2000 (the “Former Management Agreement”) with Aberdeen Asset Managers (C.I.) Limited (then known as EquitiLink International Management Limited), a Jersey, Channel Islands corporation (“AAMCIL”), pursuant to which AAMCIL then managed the Fund’s investments and made investment decisions on behalf of the Fund, and for which AAMCIL received a monthly fee from the Fund as specified in the Former Management Agreement;

WHEREAS, in connection with rendering the services required under the Former Management Agreement, AAMCIL was permitted to retain, at its expense and in the manner set forth in the Former Management Agreement, investment advisers to assist it in carrying out its obligations to the Fund under the Former Management Agreement;

WHEREAS, pursuant to an investment advisory agreement executed December 22, 2000 (the “Former Advisory Agreement”) among the Fund, AAMCIL and the Investment Adviser (then known as EquitiLink Australia Limited), AAMCIL retained the Investment Adviser to assist it in carrying out its obligations to the Fund under the Former Management Agreement;

WHEREAS, in December 2003, the Board of Directors of the Fund approved the transfer by AAMCIL to AAMAL of the rights and obligations of AAMCIL under the Former Management Agreement and the Former Advisory Agreement (the “Transfer”);

WHEREAS, the Fund entered into a management agreement dated as of March 8, 2004 (the “Management Agreement”) with AAMAL, pursuant to which AAMAL will manage the Fund’s investments and will make investment decisions on behalf of the Fund, and for which AAMAL will receive a monthly fee from the Fund as specified in the Management Agreement;

WHEREAS, the Fund desired to have AAMAL assume the rights and obligations of AAMCIL under the Former Advisory Agreement, and AAMAL was willing to assume such rights and obligations, by entering into the investment advisory agreement;

WHEREAS, following the redemption of auction market preferred shares, the Board and Fund shareholders approved and ratified the amended and restated investment advisory agreement (the “Agreement”) to clarify that advisory fee calculations are based on the Fund’s total assets under management, which includes any form of leverage.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

I.	Investment Adviser.

A.

The Investment Adviser will make recommendations to the Investment Manager as to specific portfolio securities to be purchased, retained or sold by the Fund and will provide or obtain such research and statistical data as may be necessary in connection therewith. The Investment Adviser shall give the Investment Manager (and the Fund) the benefit of the Investment Adviser’s best judgment and efforts in rendering services under this Agreement.

B.

The Investment Manager will pay the Investment Adviser a fee at the annual rate of 0.25% of the Fund’s average weekly Managed Assets up to $1,200 million and 0.20% of such assets in excess of $1,200 million. For purposes of this calculation, “Managed Assets” of the Fund shall mean total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other similar preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objectives and policies, and/or (iv) any other means. Such compensation shall be determined at the end of each week and payable at the end of each calendar month.

II.

Expenses. The Investment Adviser shall bear all expenses of its respective employees, except certain expenses incurred by the Investment Adviser’s employees who serve as officers and directors of the Fund which are reimbursed by the Fund under the Fund’s policy governing reimbursement of Fund-related expenses. The Investment Adviser shall bear all overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund’s directors and officers who are interested persons (as defined in the 1940 Act) of the Investment Adviser but who are not interested persons of the Investment Manager.

III.	Liability. Neither the Investment Manager nor the Investment Adviser shall be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager or the Investment Adviser, as appropriate, in the performance of, or from reckless disregard by such party of such party’s obligations and duties under, this Agreement.

IV.

Services Not Exclusive. It is understood that the services of the Investment Manager and the Investment Adviser are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager or the Investment Adviser, or any affiliate of either of them, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Investment Manager or the Investment Adviser desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will be allocated among the clients of each in a manner that is fair and equitable in the judgment of the Investment Manager and the Investment Adviser in the exercise of their fiduciary obligations to the Fund and to such other clients.

V.

Duration and Termination. This Agreement shall be effective as of the date first above written. If not sooner terminated, this Agreement continues for successive periods of twelve months thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund’s Board of Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either (a) the vote of a majority of the outstanding voting securities of the Fund, or (b) the vote of a majority of the Fund’s entire Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of a majority of the Fund’s Board of Directors or a majority of the outstanding voting securities of the Fund upon at least sixty (60) days’ written notice to the Investment Manager and the Investment Adviser, or by either the Investment Manager or Investment Adviser upon at least ninety (90) days’ written notice to the Fund and the other party but any such termination shall not affect continuance of this Agreement as to the remaining parties. This Agreement shall automatically terminate as to any party in the event of its assignment (as defined in the 1940 Act).

VI.	Miscellaneous.

A.

This Agreement shall be construed in accordance with the laws of the State of New York, provided that nothing herein shall be construed as being inconsistent with the 1940 Act and any rules, regulations and orders thereunder.

B.	The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to that extent, the provisions of this Agreement shall be deemed to be severable.

D.	Nothing herein shall be construed as constituting any party an agent of the Fund or of any other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

By:	/s/ Alan R. Goodson
Name: Alan R. Goodson
Title: Vice President

ABERDEEN ASSET MANAGEMENT ASIA LIMITED

By:	/s/ Hugh Young /s/ Chong Yoon Chou
Name: Hugh Young Chong Yoon Chou
Title: Managing Director Director

ABERDEEN ASSET MANAGEMENT LIMITED

By:	/s/ Brett Jollie /s/ Neil Hegarty
Name: Brett Jollie Neil Hegarty
Title: Director Director

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